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                                                                    EXHIBIT 99.1


For further information, contact:       Bruce Glabe
                                        Individual, Inc.
                                        (617) 273-6000 x 308
                                        glabe@individual.com

      INDIVIDUAL, INC. ANNOUNCES TERMINATION OF JOSEPH AMRAM'S EMPLOYMENT

       Burlington, MA August 7, 1996--Individual, Inc. (NASDAQ: INDV) announced today that the Board of Directors has terminated the employment of Joseph Amram. Mr. Amram, a founder of the Company, has served as the Company's President and Chief Executive Officer. As previously announced on July 24, 1996, Mr. Amram has been on an indefinite leave of absence from the Company. Mr. Amram remains a member of the Board of Directors.

       Also previously announced, the Company has commenced a search for a new Chief Executive Officer. The Board has established an Office of the President, consisting of Jan Bruce, Senior Vice President, Bruce Glabe, Executive Vice President and Robert Lentz, Vice President, Finance and Chief Financial Officer to manage the Company pending successful completion of this search.

       Individual, Inc. is a pioneer and leading innovator of electronic personalized information services. Through its exclusive information retrieval, filtering and delivery technologies, Individual brings highly relevant, precisely targeted news, information, and advertising to more than 280,000 readers worldwide. Individual's services include: First! for corporate enterprises; NewsPage, a comprehensive custom news site on the World Wide Web (http://www.newspage.com); BookWire, a book and publishing information site on the Web (http://www.bookwire.com); and FreeLoader, the first Web off-line delivery service (http://www.freeloader.com). Individual's partners include Lotus, Knight-Ridder, Microsoft Corp., NETCOM, Netscape and Toshiba. Individual is headquartered in Burlington, Mass., with offices around the world. Visit Individual on the Web at http://www.individual.com.